Exhibit 10.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is made and entered into on March 8, 2016 (“Effective Date”), by and between Visualant, Incorporated, a Nevada corporation (“Company”), and the investor whose name appears on the signature page hereto (“Investor”).

Recitals

A.        The parties desire that, upon the terms and subject to the conditions herein, Investor will purchase $2.5 million in shares of Series B Redeemable Convertible Preferred Stock of the Company, which is convertible into Common Stock at $7.50 per share; and

B.        The offer and sale of the Preferred Shares provided for herein are being made pursuant to the exemptions from registration under Section 4(a)(2) of the Act as a transaction by an issuer not involving any public offering, and as an offshore private placement of restricted securities pursuant to Regulation S and Rule 506 of Regulation D.

Agreement

In consideration of the foregoing, the receipt and adequacy of which are hereby acknowledged, Company and Investor agree as follows:

I.         Definitions.  In addition to the terms defined elsewhere in this Agreement and in the Transaction Documents, capitalized terms that are not otherwise defined have the meanings set forth in the Glossary of Defined Terms attached hereto as Exhibit 1.

II.        Purchase and Sale.

A.        Purchase Amount.  Subject to the terms and conditions herein and the satisfaction of the conditions to Closing set forth below, Investor hereby irrevocably agrees to purchase 255 Preferred Shares of Company at $10,000.00 per share with a 5.0% original issue discount (“OID”) for the sum of $2,500,000.00 (“Purchase Amount”).

B.        Deliveries.  The following documents will be fully executed and delivered at the Closing:

1.        Certificate of Designations (“Certificate of Designations”), in substantially the form attached hereto as Exhibit 2, as filed with and accepted by the Secretary of State of Company’s state of incorporation;

2.        Transfer Agent Instructions, in substantially the form attached hereto as Exhibit 3;

3.        Legal Opinion, in substantially the form attached hereto as Exhibit 4;

4.        Officer’s Certificate, in substantially the form attached hereto as Exhibit 5;

5.        Secretary’s Certificate, in substantially the form attached hereto as Exhibit 6;

6.        Promissory Note (“Note”), in substantially the form attached hereto as Exhibit 7; and

7.        Stock certificate or Transfer Agent book entry for the number of purchased Preferred Shares in the name of Investor.

C.        Closing Conditions.  The consummation of the transactions contemplated by this Agreement (“Closing”) is subject to the satisfaction of each of the following conditions:

1.        All documents, instruments and other writings required to be delivered by Company to Investor pursuant to any provision of this Agreement or in order to implement and effect the transactions contemplated herein have been fully executed and delivered, including without limitation those enumerated in Section II.B above;

2.        The Common Stock is listed for and currently trading on the same or higher Trading Market and, subject to Section IV.L below, Company is in compliance with all requirements to maintain listing on the Trading Market, and there is no notice of any suspension or delisting with respect to the trading of the shares of Common Stock on such Trading Market;

3.        The representations and warranties of Company and Investor set forth in this Agreement are true and correct in all material respects as if made on such date (except for representations and warranties expressly made as of a specified date, which shall be true as of such date);

4.        No material breach or default has occurred under any Transaction Document or any other agreement between Company and Investor;

5.        Company has the number of duly authorized shares of Common Stock reserved for issuance as required pursuant to the terms of this Agreement;

6.        There is not then in effect any law, rule or regulation prohibiting or restricting the transactions contemplated in any Transaction Document, or requiring any consent or approval which will not have been obtained, nor is there any completed, pending or, to Company’s knowledge, threatened or contemplated proceeding or investigation which may have the effect of prohibiting or adversely affecting any of the transactions contemplated by this Agreement, including without limitation the sale, issuance, listing, trading or resale of any Shares on the Trading Market; no statute, rule, regulation, executive order, decree, ruling or injunction will have been enacted, entered, promulgated or adopted by any court or governmental authority of competent jurisdiction that prohibits the transactions contemplated by this Agreement, and no actions, suits or proceedings will be completed, in progress, pending or, to Company’s knowledge, threatened or contemplated by any person other than Investor or any Affiliate of Investor, that seek to enjoin or prohibit the transactions contemplated by this Agreement; and

7.        Any rights of first refusal, preemptive rights, rights of participation, or any similar right to participate in the transactions contemplated by this Agreement, if any, have been waived in writing.

D.        Closing.  Immediately when all conditions set forth in Section II.C have been fully satisfied, Company will issue and sell to Investor and Investor will purchase 51 Preferred Shares by payment to Company of $500,000.00 in cash, and an additional 204 Preferred Shares by delivery of the Note and payment to Company of $5,000.00 in cash, by wire transfer of immediately available funds to an account designated by Company.

III.      Representations and Warranties.

A.        Representations Regarding Transaction.  Except as set forth under the corresponding section of the Disclosure Schedules, if any, Company hereby represents and warrants to, and as applicable covenants with, Investor as of the Closing:

1.        Organization and Qualification.  Company and each Subsidiary is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.  Neither Company nor any Subsidiary is in violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents, except as would not reasonably be expected to result in a Material Adverse Effect.  Each of Company and each Subsidiary is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not reasonably be expected to result in a Material Adverse Effect and there is no completed, pending or, to the knowledge of Company, contemplated or threatened proceeding in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

2.        Authorization; Enforcement.  Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder or thereunder.  The execution and delivery of each of the Transaction Documents by Company and the consummation by it of the transactions contemplated hereby or thereby have been duly authorized by all necessary action on the part of Company and no further consent or action is required by Company.  Each of the Transaction Documents has been, or upon delivery will be, duly executed by Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of Company, enforceable against Company in accordance with its terms, except (a) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (c) insofar as indemnification and contribution provisions may be limited by applicable law.

3.        No Conflicts.  The execution, delivery and performance of the Transaction Documents by Company, the issuance and sale of the Shares and the consummation by Company of the other transactions contemplated thereby do not and will not (a) conflict with or violate any provision of Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (b) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other instrument (evidencing Company or Subsidiary debt or otherwise) or other understanding to which Company or any Subsidiary is a party or by which any property or asset of Company or any Subsidiary is bound or affected, (c) conflict with or result in a violation of any material law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which Company or a Subsidiary is subject (including U.S. federal and state securities laws and regulations), or by which any material property or asset of Company or a Subsidiary is bound or affected, or (d) conflict with or violate the terms of any material agreement by which Company or any Subsidiary is bound or to which any property or asset of Company or any Subsidiary is bound or affected; except in the case of each of clauses (b), (c) and (d), such as would not reasonably be expected to result in a Material Adverse Effect.

4.        Litigation.  There is no action, suit, inquiry, notice of violation, proceeding or investigation completed, pending or, to the knowledge of Company, contemplated or threatened against or affecting Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”), which would reasonably be expected to adversely affect or challenge the legality, validity or enforceability of any of the Transaction Documents or the sale, issuance, listing, trading or resale of any Shares on the Trading Market hereunder.  The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by Company or any Subsidiary under the Exchange Act or the Act.

5.        Filings, Consents and Approvals.  Neither Company nor any Subsidiary is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by Company of the Transaction Documents, other than required federal and state securities filings and such filings and approvals as are required to be made or obtained under the applicable Trading Market rules in connection with the transactions contemplated hereby, each of which has been, or if not yet required to be filed will be, timely filed.

6.        Issuance of Shares.  The Shares are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens.  Company has reserved and will continue to reserve from its duly authorized capital stock sufficient shares of its Common Stock for issuance pursuant to the Transaction Documents.

7.        Disclosure; Non-Public Information.  Company will timely file a current report on Form 8-K (“Current Report”) by 8:30 am Eastern time on the Trading Day after the Effective Date describing the material terms and conditions of this Agreement, a copy of which has been provided to Investor prior to the Effective Date.  All information that Company has provided to Investor that constitutes or might constitute material, non-public information will be included in the Current Report.  Notwithstanding any other provision, except for information that will be included in the Current Report, (a) neither Company nor any other Person acting on its behalf has provided Investor or its representatives, agents or attorneys with any information that constitutes or might constitute material, non-public information, including without limitation this Agreement and the Exhibits and Disclosure Schedules hereto, (b) no information contained in the Disclosure Schedules constitutes material non-public information and (c) there is no adverse material information regarding Company that has not been publicly disclosed prior to the Effective Date.  Company understands and confirms that Investor will rely on the foregoing representations and covenants in effecting transactions in securities of Company.  All disclosure provided to Investor regarding Company, its business and the transactions contemplated hereby, including without limitation the Disclosure Schedules, furnished by or on behalf of Company with respect to the representations and warranties made herein are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

8.        No Integrated Offering.  Neither Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering to be integrated with prior offerings by Company that cause a violation of the Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of the Trading Market.

9.        Financial Condition.  The Public Reports set forth as of the dates thereof all outstanding secured and unsecured Indebtedness of Company or any Subsidiary, or for which Company or any Subsidiary has commitments, and any material default with respect to any Indebtedness.  Company does not intend to incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be payable on or in respect of its debt.

10.        Section 5 Compliance.  No representation or warranty or other statement made by Company in the Transaction Documents (when read in conjunction with the Public Reports) contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.  Company is not aware of any facts or circumstances that would cause the transactions contemplated by the Transaction Documents, when consummated, to violate Section 5 of the Act or other federal or state securities laws or regulations.

11.        Investment Company.  Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Preferred Shares, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.  Company will conduct its business in a manner so that it will not become subject to the Investment Company Act.

12.        Acknowledgments Regarding Investor.  Company’s decision to enter into this Agreement has been based solely on the independent evaluation by Company and its representatives, and Company acknowledges and agrees that:

a.        Investor is not, has never been, and as a result of the transactions contemplated by the Transaction Documents will not become an officer, director, insider, control person, to Company’s knowledge, 10% or greater shareholder, or, to the Company’s knowledge, otherwise an affiliate of Company as defined under Rule 12b-2 of the Exchange Act;

b.        Investor does not make or has not made any representations, warranties or agreements with respect to the Shares, this Agreement, or the transactions contemplated hereby other than those specifically set forth in Section III.C below;

c.        The conversion of Preferred Shares and resale of Conversion Shares will result in dilution, which may be substantial; the number of Conversion Shares will increase in certain circumstances; and Company’s obligation to issue and deliver Conversion Shares in accordance with this Agreement and the Certificate of Designations is absolute and unconditional regardless of the dilutive effect that such issuances may have; and

d.        Investor is acting solely in the capacity of arm’s length purchaser with respect to this Agreement and the transactions contemplated hereby; neither Investor nor any of its Affiliates, agents or representatives has or is acting as a legal, financial, investment, accounting, tax or other advisor to Company, or fiduciary of Company, or in any similar capacity; neither Investor nor any of its Affiliates, agents or representatives has provided any legal, financial, investment, accounting, tax or other advice to Company; any statement made in connection with this Agreement or the transactions contemplated hereby is not advice or a recommendation, and is merely incidental to Investor’s purchase of the Shares.

13.        No Bad Actor Disqualification.  Neither Company, any predecessor of Company, any affiliate of Company, any director, executive officer, other officer of Company participating in the offering, or any beneficial owner of 20% or more of Company’s outstanding voting equity securities is subject to any bad actor disqualification as provided in Rule 506(d) of Regulation D, and Company is not aware of any current facts or circumstances that, with the passage of time, would reasonably be expected to cause such disqualification.

14.        Offshore Transaction.  Company has not, and will not, engage in any directed selling efforts in the United States in respect of any of the Preferred Shares.  Company is offering and selling the Preferred Shares only to Investor, in compliance with the offering restriction requirements of Regulation S.

B.        Representations Regarding Company.  Except as set forth in any Public Reports or attached exhibits as of the Effective Date, or under the corresponding section of the Disclosure Schedules, if any, Company hereby represents and warrants to, and as applicable covenants with, Investor as of the Closing:

1.        Capitalization.  The capitalization of the Company as of the Effective Date is as described in the Public Reports.  No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents which has not been waived or satisfied.  Except as a result of the purchase and sale of the Shares, there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which Company or any Subsidiary is or may become bound to issue additional shares of Common Stock or securities convertible into or exercisable for shares of Common Stock.  The issuance and sale of the Shares will not obligate Company to issue shares of Common Stock or other securities to any Person, other than Investor, and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange, or reset price under such securities.  All of the outstanding shares of capital stock of Company are validly issued, fully paid and nonassessable, have been issued in material compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities.  No further approval or authorization of any stockholder, the Board of Directors of Company or others is required for the issuance and sale of the Shares.  There are no stockholders agreements, voting agreements or other similar agreements with respect to Company’s capital stock to which Company is a party or, to the knowledge of Company, between or among any of Company’s stockholders.

2.        Subsidiaries.  All of the direct and indirect subsidiaries of Company are set forth in the Public Reports or the corresponding section of the Disclosure Schedules.  Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary, and all of such directly or indirectly owned capital stock or other equity interests are owned free and clear of any Liens.  All the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive and similar rights to subscribe for or purchase securities.

3.        Public Reports; Financial Statements.  Company has filed all required Public Reports for the one year preceding the Effective Date.  As of their respective dates or as subsequently amended, the Public Reports complied in all material respects with the requirements of the Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, as applicable, and none of the Public Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of Company included in the Public Reports, as amended, comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

4.        Material Changes.  Since the end of the most recent year for which an Annual Report on Form 10-K has been filed with the Commission, (a) there has been no event, occurrence or development that has had, or that would reasonably be expected to result in, a Material Adverse Effect, (b) Company has not incurred any liabilities (contingent or otherwise) other than (i) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, and (ii) liabilities not required to be reflected in Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (c) Company has not altered its method of accounting, (d) Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (e) Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company equity incentive plans.  Company does not have pending before the Commission any request for confidential treatment of information.

5.        Litigation.  There is no Action completed, pending or, to the knowledge of the Company, threatened, which would reasonably be expected to result in a Material Adverse Effect.  Neither Company nor any Subsidiary, nor any director or officer thereof, nor to the knowledge of Company any greater than 5% shareholder or any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.  There has not been, is not pending, and to the knowledge of Company, there is not threatened or contemplated, any investigation by the Commission involving Company or any current or former director or officer of Company, or to the knowledge of Company greater than 5% shareholder of Company.

6.        No Bankruptcy.  There has not been any petition or application filed, or any judicial or administrative proceeding commenced which has not been discharged, by or against the Company or any Subsidiary or with respect to any of the properties or assets of Company or any Subsidiary under any applicable law relating to bankruptcy, insolvency, reorganization, fraudulent transfer, compromise, arrangement of debt, creditors’ rights and no assignment has been made by the Company or any Subsidiary for the benefit of creditors.

7.        Labor Relations.  No material labor dispute exists or, to the knowledge of Company, is imminent with respect to any of the employees of Company, which would reasonably be expected to result in a Material Adverse Effect.

8.        Compliance.  Neither Company nor any Subsidiary (a) is in material default under or in material violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by Company or any Subsidiary under), nor has Company or any Subsidiary received notice of a claim that it is in material default under or that it is in material violation of, any indenture, loan or credit agreement or any other similar agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (b) is in violation of any order of any court, arbitrator or governmental body, or (c) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws applicable to its business, except in each case as would not reasonably be expected to have a Material Adverse Effect.

9.        Regulatory Permits.  Company and each Subsidiary possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the Public Reports, except where the failure to possess such permits would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

10.        Title to Assets.  Company and each Subsidiary have good and marketable title in fee simple to all real property owned by them that is material to the business of Company and each Subsidiary and good and marketable title in all personal property owned by them that is material to the business of Company and each Subsidiary, in each case free and clear of all Liens, except for Liens that do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by Company and each Subsidiary and Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties.  Any real property and facilities held under lease by Company and each Subsidiary are held by them under valid, subsisting and enforceable leases of which Company and each Subsidiary are in compliance.

11.        Patents and Trademarks.  Company and each Subsidiary have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights that are necessary or material for use in connection with their respective businesses as described in the Public Reports and which the failure to so have would have a Material Adverse Effect (collectively, “Intellectual Property Rights”).  Neither Company nor any Subsidiary has received a written notice that the Intellectual Property Rights used by Company or any Subsidiary violates or infringes upon the rights of any Person. To the knowledge of Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights of Company or each Subsidiary.

12.        Insurance.  Company and each Subsidiary are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which Company and each Subsidiary are engaged, including but not limited to directors and officers insurance coverage at least equal to the Purchase Amount.  To Company’s knowledge, such insurance contracts and policies are accurate and complete in all material respects.  Neither Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without an increase in cost that would constitute a Material Adverse Effect.

13.        Transactions with Affiliates and Employees.  None of the officers or directors of Company and, to the knowledge of Company, none of the employees of Company is presently a party to any transaction with Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $120,000 other than (i) for payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of Company and (iii) for other employee benefits, including stock option agreements under any equity incentive plan of Company.

14.        Sarbanes-Oxley; Internal Accounting Controls.  Company is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002, which are applicable to it as of the date of the Closing.  Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of Company’s disclosure controls and procedures based on their evaluations as of the evaluation date.  Since the date of the most recently filed Public Report, there have been no significant changes in Company’s internal accounting controls or its disclosure controls and procedures or, to Company’s knowledge, in other factors that could materially affect Company’s internal accounting controls or its disclosure controls and procedures.

15.        Certain Fees.  No brokerage or finder’s fees or commissions are or will be payable to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement, with the exception of Garden State Securities, Inc. who is entitled to a 10% cash fee and warrants equal to 10% of the stock issued in the offering  Notwithstanding any other provision, Investor will have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this section that may be due in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

16.        Registration Rights.  No Person has any right to cause Company to effect the registration under the Act of any securities of Company.

17.        Listing and Maintenance Requirements.  The Common Stock is registered pursuant to Section 12 of the Exchange Act, and Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has Company received any notification that the Commission is contemplating terminating such registration.  Company has not, in the 12 months preceding the Effective Date, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that Company is not in compliance with the listing or maintenance requirements of such Trading Market.  Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

18.        Application of Takeover Protections.  Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under Company’s Certificate of Incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to Investor as a result of Investor and Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation Company’s issuance of the Shares and Investor’s ownership of the Shares.

19.        Tax Status.  Company and each of its Subsidiaries has made or filed all federal, state and foreign income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that Company and each of its Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes).  Company has not executed a waiver with respect to the statute of limitations relating to the assessment or collection of any foreign, federal, statute or local tax.  None of Company’s tax returns is presently being audited by any taxing authority.  Company would not be classified as a PFIC for its most recently completed taxable year, and does not expect to be classified as a PFIC for its current taxable year.

20.        Foreign Corrupt Practices.  Neither Company, nor to the knowledge of Company, any agent or other person acting on behalf of Company, has (a) directly or indirectly, used any corrupt funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (c) failed to disclose fully any contribution made by Company, or made by any person acting on its behalf of which Company is aware, which is in violation of law, or (d) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

21.        Accountants.  Company’s accountants are set forth in the Public Reports and such accountants are an independent registered public accounting firm.

22.        No Disagreements with Accountants or Lawyers.  There are no material disagreements presently existing, or reasonably anticipated by Company to arise, between Company and the accountants or lawyers formerly or presently employed by Company.

23.        Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary, except such as would not reasonably be expected to result in a Material Adverse Effect.

24.        Computer and Technology Security.  Company has taken all reasonable steps to safeguard the information technology systems utilized in the operation of the business of Company, including the implementation of procedures to minimize the risk that such information technology systems have any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any back door, virus, malicious code or other software routines or hardware components that in each case permit unauthorized access or the unauthorized disablement or unauthorized erasure of data or other software by a third party, and, to Company’s knowledge, to date there have been no successful unauthorized intrusions or breaches of the security of the information technology systems.

25.        Data Privacy.  Company has:  (a) complied with, and is presently in compliance with, all applicable laws in connection with data privacy, information security, data security and/or personal information; (b) complied with, and is presently in material compliance with, its policies and procedures applicable to data privacy, information security, data security, and personal information; (c) not experienced any incident in which personal information or other sensitive data was or may have been stolen or improperly accessed; and Company is not aware of any facts suggesting the likelihood of the foregoing, including without limitation, any breach of security or receipt of any notices or complaints from any Person regarding personal information or other data.

C.        Representations and Warranties of Investor.  Investor hereby represents and warrants to Company as of the Closing as follows:

1.        Organization; Authority.  Investor is an entity validly existing and in good standing under the laws of the jurisdiction of its organization with full right, company power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations thereunder.  The execution, delivery and performance by Investor of the transactions contemplated by this Agreement have been duly authorized by all necessary company or similar action on the part of Investor.  Each Transaction Document to which it is a party has been, or will be, duly executed by Investor, and when delivered by Investor in accordance with the terms hereof, will constitute the valid and legally binding obligation of Investor, enforceable against it in accordance with its terms, except (a) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (c) insofar as indemnification and contribution provisions may be limited by applicable law.

2.        Investor Status.  At the time Investor was offered the Shares, it was, and at the Effective Date it is:  (a) an accredited investor as defined in Rule 501(a) under the Act; (b) not a registered broker-dealer, member of FINRA, or an affiliate thereof; and (c) not a U.S. Person and not acquiring the Shares for the account or beneficial ownership of any U.S. Person.

3.        Experience of Investor.  Investor, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment.  Investor is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.

4.        Ownership.  Investor is acquiring the Preferred Shares as principal for its own account.  Investor will not engage in hedging transactions with regard to the Shares unless in compliance with the Act, and will resell the Shares only pursuant to registration under the Act or an available exemption therefrom.

5.        No Short Sales.  Neither Investor nor any Affiliate (a) currently holds any short position in the Common Stock, (b) has ever engaged in any Short Sales of the Common Stock, (c) has engaged in any hedging transactions with regard to the Shares prior to the Effective Date, or (d) has traded any securities of Company within 30 days of the Effective Date.

IV.       Securities and Other Provisions.

A.        Investor Due Diligence.  Investor will have the right and opportunity to conduct customary due diligence with respect to any Registration Statement or Prospectus in which the name of Investor or any Affiliate of Investor appears.

B.        Furnishing of Information.  As long as Investor owns any Shares, Company will timely file all reports required to be filed by Company after the Effective Date pursuant to the Exchange Act.  As long as Investor owns any Shares, Company will prepare and make publicly available such information as is required for Investor to sell its Conversion Shares under Rule 144.  Company further covenants that, as long as Investor owns any Shares, Company will take such further action as Investor may reasonably request, all to the extent required from time to time to enable Investor to sell its Conversion Shares without registration under the Act within the limitation of the exemptions provided by Rule 144.

C.        Integration.  Company will not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security, as defined in Section 2 of the Act, that would be integrated with the offer or sale of the Shares to Investor for purposes of the rules and regulations of any Trading Market such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.

D.        Disclosure and Publicity.  Company will provide to Investor for review and approval prior to issuing any current report, press release, public statement or communication with respect to the transactions contemplated hereby.

E.        Shareholders Rights Plan.  No claim will be made or enforced by Company or, to the knowledge of Company, any other Person that Investor is an “Acquiring Person” under any shareholders rights plan or similar plan or arrangement in effect or hereafter adopted by Company, or that Investor could be deemed to trigger the provisions of any such plan or arrangement, in either such case, by virtue of receiving Shares under the Transaction Documents or under any other agreement between Company and Investor. Company will conduct its business in a manner so that it will not become subject to the Investment Company Act of 1940, as amended.

F.        No Non-Public Information.  Company covenants and agrees that neither it nor any other Person acting on its behalf will, provide Investor or its agents or counsel with any information that Company believes or reasonably should believe will constitute material non-public information after Closing.  On and after Closing, neither Investor nor any Affiliate of Investor will have any duty of trust or confidence that is owed directly, indirectly, or derivatively, to Company or the stockholders of Company, or to any other Person who is the source of material non-public information regarding Company.  Company understands and confirms that Investor will be relying on the foregoing in effecting transactions in securities of Company, including without limitation sales of the Shares.

G.        Indemnification of Investor.

1.        Obligation to Indemnify.  Subject to the provisions of this Section IV.G, Company will indemnify and hold Investor, its Affiliates, managers and advisors, and each of their officers, directors, shareholders, partners, employees, representatives, agents and attorneys, and any person who controls Investor within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (collectively, “Investor Parties” and each a “Investor Party”), harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, reasonable costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation (collectively, “Losses”) that any Investor Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by Company in this Agreement or in the other Transaction Documents, (b) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, Prospectus, Prospectus Supplement, or any information incorporated by reference therein, or arising out of or based upon any omission or alleged omission to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (c) any action by a creditor or stockholder of Company who is not an Affiliate of an Investor Party, challenging the transactions contemplated by the Transaction Documents; provided, however, that Company will not be obligated to indemnify any Investor Party for any Losses finally adjudicated to be caused solely by (i) a false statement of material fact contained within written information provided by such Investor Party expressly for the purpose of including it in the applicable Registration Statement, Prospectus, Prospectus Supplement, or (ii) such Investor Party’s unexcused material breach of an express provision of this Agreement or another Transaction Document.

2.        Procedure for Indemnification.  If any action will be brought against an Investor Party in respect of which indemnity may be sought pursuant to this Agreement, such Investor Party will promptly notify Company in writing, and Company will have the right to assume the defense thereof with counsel of its own choosing.  Investor Parties will have the right to employ separate counsel in any such action and participate in the defense thereof, but the reasonable fees and expenses of such counsel will be at the expense of Investor Parties except to the extent that (a) the employment thereof has been specifically authorized by Company in writing, (b) Company has failed after a reasonable period of time to assume such defense and to employ counsel or (c) in such action there is, in the reasonable opinion of such separate counsel, a material conflict with respect to the dispute in question on any material issue between the position of Company and the position of Investor Parties such that it would be inappropriate for one counsel to represent Company and Investor Parties.  Company will not be liable to Investor Parties under this Agreement (i) for any settlement by an Investor Party effected without Company’s prior written consent, which will not be unreasonably withheld or delayed; or (ii) to the extent, but only to the extent that a loss, claim, damage or liability is either attributable to Investor’s breach of any of the representations, warranties, covenants or agreements made by Investor in this Agreement or in the other Transaction Documents.  In no event will the Company be liable for the reasonable fees and expenses for more than one separate firm of attorneys (plus local counsel as applicable) to represent all Investor Parties.

3.        Other than the liability of Investor to Company for uncured material breach of the express provisions of this Agreement, no Investor Party will have any liability to Company or any Person asserting claims on behalf of or in right of Company as a result of acquiring the Shares under this Agreement.

H.        Reservation of Shares.  Company will at all times maintain a reserve from its duly authorized Common Stock for issuance pursuant to the Transaction Documents authorized shares of Common Stock in an amount equal to thrice the number of shares sufficient to immediately issue all Conversion Shares potentially issuable at such time.

I.        Activity Restrictions.  For so long as Investor or any of its Affiliates holds any Shares, except with regard to the Voting Agreements, neither Investor nor any Affiliate will:  (1) vote any shares of Common Stock owned or controlled by it, sign or solicit any proxies, attend or be present at a shareholder meeting for purposes of determining a quorum, or seek to advise or influence any Person with respect to any voting securities of Company; (2) engage or participate in any actions, plans or proposals which relate to or would result in (a) acquiring additional securities of Company, alone or together with any other Person, which would result in beneficially owning or controlling more than 9.99% of the total outstanding Common Stock or other voting securities of Company, (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Company or any of its Subsidiaries, (c) a sale or transfer of a material amount of assets of Company or any of its Subsidiaries, (d) any change in the present board of directors or management of Company, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board, (e) any material change in the present capitalization or dividend policy of Company, (f) any other material change in Company’s business or corporate structure, including but not limited to, if Company is a registered closed-end investment company, any plans or proposals to make any changes in its investment policy for which a vote is required by Section 13 of the Investment Company Act of 1940, (g) changes in Company’s charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of Company by any Person, (h) a class of securities of Company being delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, (i) a class of equity securities of Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Act, or (j) any action, intention, plan or arrangement similar to any of those enumerated above; or (3) request Company or its directors, officers, employees, agents or representatives to amend or waive any provision of this section.

J.        No Shorting.  Provided no Trigger Event under Sections I.H.(1), (6), (7), (8), (9), (10) or (14) of the Certificate of Designations has occurred, for so long as Investor holds any Shares, neither Investor nor any of its Affiliates will engage in or effect, directly or indirectly, any Short Sale of Common Stock.  For the avoidance of doubt, selling against delivery of Conversion Shares after delivery of a Conversion Notice is not a Short Sale.  There will be no restriction or limitation of any kind on Investor’s right or ability to sell or transfer any or all of the Conversion Shares at any time, in its sole and absolute discretion.  Investor may not sell, transfer or assign any Preferred Shares.  Investor may not convert any Preferred Shares into Common Stock until that portion of the Note underlying the purchase of the converted portion of Preferred Shares is paid in cash to Company.

K.        Stock Splits.  If Company at any time on or after the Effective Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) or combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a greater or lesser number of shares, the share numbers, prices and other amounts set forth in this Agreement, as in effect immediately prior to such subdivision or combination, will be proportionately reduced or increased, as applicable, effective at the close of business on the date the subdivision or combination becomes effective.

L.        Subsequent Financings.  Until at least 60 days after the Registration Statement is declared effective, Company will not issue or enter into an agreement to issue any shares of Common Stock.  As long as Investor holds any Preferred Shares, Company will not (a) enter into any agreement that in any way restricts its ability to enter into any agreement, amendment or waiver with Investor, including without limitation any agreement to offer, sell or issue to Investor any preferred stock, common stock or other securities of Company (b) enter into any equity or convertible financing pursuant to which shares of Common Stock or Common Stock equivalents may effectively be issued (i) at a discount, (ii) at a variable price, or (iii) where the price or number of shares are subject to any type of variability or reset feature.  Notwithstanding the foregoing, Company may enter into any financing:  (a) with Investor, (b) in an underwritten public offering of Common Stock or Common Stock equivalents at a fixed price, (c) for non-convertible debt with no equity component, or (d) in the private placement of up to $3 million in restricted Common Stock or Common Stock equivalents at a fixed price above $4.00 per share to high net worth individuals or existing service providers of Company.

M.        Restrictive Legend.  The Shares have not been registered under the Act and may not be resold in the United States unless registered or an exemption from registration is available.  Company is required to refuse to register any transfer of the Shares not made pursuant to registration under the Act or an available exemption from registration.  Upon the issuance thereof, and only until such time as the same is no longer required under the applicable securities laws and regulations, the certificates representing any of the Shares will bear a legend in substantially the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES OR TO U.S. PERSONS EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE ACT. IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT.

Share certificates will be issued without such legend or at Investor’s option issue electronic delivery at the applicable balance account at DTC, if either (i) the Shares are registered for resale under the Act, or (ii) Investor provides an opinion of its counsel to the effect that the Shares may be issued without restrictive legend.

V.        Registration Statement.

A.        Filing.

1.        Company will at its sole cost and expense prepare and file with the Commission as promptly as practicable after the Effective Date, and in any event within 30 days, a Registration Statement (“Registration Statement”) on Form S-3 or, if Form S-3 is unavailable, Form S-1, registering the delayed and continuous resale of all Conversion Shares pursuant to Rule 415 under the Act, and will use reasonable best efforts to cause such Registration Statement to be declared effective under the Act as promptly as practicable, and to remain continuously effective until all Conversion Shares may be resold by Investor pursuant to Rule 144 without volume restrictions, manner-of-sale restrictions, or Company being in compliance with any current public information requirement (the “Registration Period”).

2.        If Company breaches its obligations under the preceding paragraph, it shall file a Registration Statement as soon as practicable, but such obligation and filing shall not operate to cure or excuse such breach.  If at any time after the initial registration Statement is filed on Form S-3 or Form S-1, the Registration Statement does not remain effective, Company shall use reasonable best efforts to amend the Registration Statement to continue effectiveness uninterrupted.

B.        Procedures.  In connection with the Registration Statement, Company will, as soon as reasonably practicable:

1.        Prepare and file with the Commission such pre-effective and post-effective amendments and supplements to the Registration Statement and the Prospectus used in connection with the Registration Statement, and file such reports under the Exchange Act, as may be necessary to cause the Registration Statement to become effective, to keep the Registration Statement continuously effective during the Registration Period and not misleading in any material respect, and as may otherwise be required or applicable under, and to comply with the provisions of, the Act with respect to the disposition of all Conversion Shares covered by the Registration Statement during the Registration Period.

2.        Furnish to Investor such number of copies of the Prospectus, and each amendment or supplement thereto, in conformity with the requirements of the Act, and such other documents as Investor may reasonably request in order to facilitate the disposition of Conversion Shares owned by it.

3.        Notify Investor:  (a) when a Prospectus or any Prospectus supplement or post-effective amendment is proposed to be filed and, with respect to any post-effective amendment, when the same has become effective, except for any filing to be made solely to incorporate by reference a Current Report on Form 8-K, Quarterly Report on Form 10-Q or Annual Report on Form 10-K to be filed with the Commission; (b) of any request by the Commission or any other federal or state governmental authority for amendments or supplements to a Registration Statement or a Prospectus or for additional information; (c) of the issuance by the Commission of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose; (d) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Conversion Shares for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose, and (e) of the occurrence of any event or circumstance that makes any statement made in the Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, Prospectus or documents so that, in the case of a Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, in no event shall any such notice contain any information which would constitute material, non-public information regarding the Company.

4.        Use reasonable best efforts to avoid the issuance of, or, if issued, obtain the withdrawal of, any order suspending the effectiveness of the Registration Statement, or the lifting of any suspension of the qualification, or exemption from qualification, of any of the Conversion Shares for sale in any jurisdiction, at the earliest practicable moment.

5.        Incorporate in a Prospectus supplement or post-effective amendment such information as Investor requests be included therein regarding Investor or the plan of distribution of the Conversion Shares; and make all required filings of the Prospectus supplement or such post-effective amendment as soon as practicable after the Company has received notification of such matters to be incorporated in such Prospectus supplement or post-effective amendment; provided, however, that the Company shall not be required to take any action pursuant to this paragraph that would violate applicable law.

6.        Whenever necessary, prepare and deliver to Investor any required supplement or amendment, including a post-effective amendment, to the Registration Statement or a supplement to the Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document, including such reports as may be required to be filed under the Exchange Act, so that, as thereafter delivered, the Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

7.        Use reasonable best efforts to cause all Conversion Shares to be listed on the Trading Market or such other securities exchange or automated quotation system, if any, as is then the principal securities exchange or automated quotation system on which the Common Stock is then listed.

8.        Fully cooperate with the Transfer Agent, Investor and its brokers to facilitate the timely clearing and delivery of Conversion Shares to be sold pursuant to the Registration Statement free of any restrictive legends and in such denominations and registered in such names as Investor may reasonably request, including timely completion and delivery of all forms, documents and instruments requested by the Transfer Agent or any broker.

VI.       General Provisions.

A.        Notice.  Unless a different time of day or method of delivery is specifically provided in the Transaction Documents, any and all notices or other communications or deliveries required or permitted to be provided hereunder will be in writing and will be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile or electronic mail prior to 5:00 p.m. Eastern time on a Trading Day and an electronic confirmation of delivery is received by the sender, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered later than 5:00 p.m. Eastern time or on a day that is not a Trading Day, (c) the next Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given.  The addresses for such notices and communications are such other address as may be designated in writing, in the same manner, by such Person.

B.        Amendments; Waivers.  No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by Company and Investor or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought.  No waiver of any default with respect to any provision, condition or requirement of this Agreement will be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor will any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

C.        No Third-Party Beneficiaries.  Except as otherwise set forth in Section IV.G, this Agreement and the Transaction Documents will inure solely to the benefit of the parties hereto, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.  A Person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Law, 2014 of the Cayman Islands to enforce any term of this Agreement or any Transaction Document.

D.        Fees and Expenses.  Company has paid a flat rate documentation fee to Investor’s counsel incurred in connection with drafting this Agreement and the other Transaction Documents.  Except as otherwise provided in this Agreement, each party will pay the fees and expenses of its own advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of the Transaction Documents.  Company acknowledges and agrees that Investor’s counsel solely represents Investor, and does not represent Company or its interests in connection with the Transaction Documents or the transactions contemplated thereby.  Company will pay all stamp and other taxes and duties, if any, levied in connection with the sale or issuance of the Shares to Investor.

E.        Severability.  If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement will not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, will incorporate such substitute provision in this Agreement.

F.        Replacement of Certificates.  If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, Company will issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to Company of such loss, theft or destruction and customary and reasonable indemnity, if requested.  The applicants for a new certificate or instrument under such circumstances will also pay any reasonable third-party costs associated with the issuance of such replacement certificates.

G.        Governing Law.  All matters between the parties, including without limitation questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents will be governed by and construed and enforced in accordance with the laws of the Cayman Islands, without regard to the principles of conflicts of law that would require or permit the application of the laws of any other jurisdiction, except for corporation law matters applicable to Company which will be governed by the corporate law of its jurisdiction of formation.  The parties hereby waive all rights to a trial by jury.  In any action, arbitration or proceeding, including appeal, arising out of or relating to any of the Transaction Documents or otherwise involving the parties, the prevailing party will be awarded its reasonable attorneys’ fees and other costs and expenses reasonably incurred in connection with the investigation, preparation, prosecution or defense of such action or proceeding.

H.        Arbitration.  Any dispute, controversy, claim or action of any kind arising out of, relating to, or in connection with this Agreement, or in any way involving Company and Investor or their respective Affiliates, including any issues of arbitrability, will be resolved solely by final and binding arbitration in English before a retired judge at JAMS International, or its successor, in the Territory of the Virgin Islands, pursuant to the most expedited and Streamlined Arbitration Rules and procedures available.  Any interim or final award may be entered and enforced by any court of competent jurisdiction.  The final award will include the prevailing party’s reasonable arbitration, expert witness and attorney fees, costs and expenses.  Notwithstanding the foregoing, Investor may in its sole discretion bring an action in Nevada District Court or the U.S. District Court for the District of Nevada in addition to, in lieu of, or in aid of arbitration.

I.        Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of Investor and Company will be entitled to specific performance under the Transaction Documents, and equitable and injunctive relief to prevent any actual or threatened breach under the Transaction Documents, to the full extent permitted under applicable laws.  Without limitation of the foregoing, Company acknowledges that the rights and benefits of Investor pursuant to Section I.G.1. of the Certificate of Designations are unique and that no adequate remedy exists at law if Company breaches or fails timely perform any of its obligations thereunder, that it would be difficult to determine the amount of damages resulting therefrom, that it would cause irreparable injury to Investor, and that any potential harm to Company would be adequately and fully compensable with monetary damages.  Accordingly, Investor will be entitled to a compulsory remedy of immediate specific performance, temporary, interim, preliminary and final injunctive relief to enforce the provisions thereof, including without limitation requiring Company and its transfer agent, attorneys, officers and directors to immediately take all actions necessary to issue and deliver the number of Conversion Shares stated by Investor, and prohibiting any Common Stock from being issued or transferred until after all Conversion Shares have been received by Investor in electronic form and fully cleared for trading, which requirements will not be stayed for any reason, without the necessity of posting any bond.  Company hereby absolutely, unconditionally and irrevocably waives all objections and rights to oppose any motion, application or request by Investor to issue any number of Conversion Shares, and all rights to stay or appeal any resulting order, and any appeal by Company or on its behalf will be immediately and automatically dismissed.

J.         Payment Set Aside.  To the extent that Company makes a payment or payments to Investor pursuant to any Transaction Document or Investor enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to Company, a trustee, receiver or any other person under any law, including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action, then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied will be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

K.        Headings.  The headings herein are for convenience only, do not constitute a part of this Agreement and will not be deemed to limit or affect any of the provisions hereof

L.        Time of the Essence.  Time is of the essence with respect to all provisions of this Agreement.

M.       Survival.  The representations and warranties contained herein will survive the Closing and the delivery of the Shares until all Preferred Shares issued to Investor have been converted or redeemed.  Neither party will be under any obligation to update or supplement any of its representations or warranties following the Closing due to a change that occurred after the Closing.

N.        Construction. The parties agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of the Transaction Documents or any amendments hereto.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.  All currency references in any Transaction Document are to U.S. dollars.

O.        Further Assurances.  Each party will take all further actions and execute all further documents as may be reasonably necessary to implement the provisions and carry out the intent of this Agreement fully and effectively.

P.        Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together will be considered one and the same agreement and will become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by portable document format, facsimile or electronic transmission, such signature will create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

Q.        Entire Agreement.  This Agreement, including the Exhibits hereto, which are hereby incorporated herein by reference, contains the entire agreement and understanding of the parties, and supersedes all prior and contemporaneous agreements, term sheets, letters, discussions, communications and understandings, both oral and written, which the parties acknowledge have been merged into this Agreement.  No party, representative, advisor, attorney or agent has relied upon any collateral contract, agreement, assurance, promise, understanding, statement or representation not expressly set forth herein.  The parties hereby absolutely, unconditionally and irrevocably waive all rights and remedies, at law and in equity, directly or indirectly arising out of or relating to, or which may arise as a result of, any Person’s reliance on any such statement or assurance.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories on the Effective Date.

Company:

VISUALANT, INCORPORATED

By: /s/ Ronald P. Erickson

Name:  Ronald P. Erickson

Title:  Chief Executive Officer

Investor:

______________________________

Investor Name

By:  __________________________

Name:  ________________________

Title:  _________________________

Exhibit 1

Glossary of Defined Terms

“$” means the currency of the United States of America, in which all dollar amounts in the Transaction Documents will be expressed.

“Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder.

“Action” has the meaning set forth in Section III.A.4.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Act.

“Agreement” means this Stock Purchase Agreement.

“Certificate of Designations” has the meaning set forth in Section II.B.1.

“Closing” has the meaning set forth in Section II.D.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” means the Common Stock of Company and any replacement or substitute thereof, or any share capital into which such Common Stock will have been changed or any share capital resulting from a reclassification of such Common Stock.

“Company” has the meaning set forth in the first paragraph of the Agreement.

“Conversion Shares” includes all shares of Common Stock potentially issuable in relation to the Preferred Shares, including Common Stock that must be issued upon conversion of any Preferred Shares, and Common Stock that must or may be issued in payment of any Dividends or Conversion Premium (as those terms are defined in the Certificate of Designations).

 “Disclosure Schedules” means the disclosure schedules of Company delivered concurrently herewith.  The Disclosure Schedules will contain no material non-public information.

“DTC” means The Depository Trust Company, or any successor performing substantially the same function for Company.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

“Effective Date” has the meaning set forth in the first paragraph of the Agreement.

- Exh 1 Page 1 -

“GAAP” means U.S. generally accepted accounting principles applied on a consistent basis during the periods involved.

“Indebtedness” means (a) any liabilities for borrowed money or amounts owed in excess of $100,000, other than trade accounts payable incurred in the ordinary course of business, (b) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in Company’s balance sheet, or the notes thereto, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments in excess of $100,000 due under leases required to be capitalized in accordance with GAAP.

“Intellectual Property Rights” has the meaning set forth in Section III.B.11.

“Legal Opinion” means an opinion from Company’s independent legal counsel, in substantially the form attached as Exhibit 4.

“Liens” means a lien, charge, security interest or encumbrance in excess of $100,000, or a right of first refusal, preemptive right or other restriction.

“Material Adverse Effect” includes any material adverse effect on (a) the legality, validity or enforceability of any Transaction Document, (b) the results of operations, assets, business, or financial condition of Company and the Subsidiaries, taken as a whole, which is not disclosed in the Public Reports prior to the Effective Date, (c) Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document, or (d) the sale, issuance, registration, listing and trading on the Trading Market of the Conversion Shares.

“Material Permits” has the meaning set forth in Section III.B.9.

“Officer’s Certificate” means a certificate executed by an authorized officer of Company, in the form attached as Exhibit 5.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government, or an agency or subdivision thereof, or other entity of any kind.

“Preferred Shares” means shares of Series B Redeemable Convertible Preferred Stock of the Company to be issued to Investor pursuant to this Agreement or any other agreement with Investor.

“Public Reports” includes all reports filed by Company under the Act or the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two full fiscal years preceding the Effective Date and thereafter.

“Purchase Amount” has the meaning set forth in Section II.A.1.

“Investor” has the meaning set forth in the first paragraph of the Agreement.

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“Registration Statement” includes a then valid, current and effective Registration Statement registering all Conversion Shares for resale, including the prospectus therein, amendments and supplements to such Registration Statement or prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement, and any information contained or incorporated by reference in a prospectus filed with the Commission in connection with the Registration Statement, to the extent such information is deemed under the Act to be part of any registration statement.

“Regulation D” means Regulation D under the Securities Act and the rules promulgated by the Commission thereunder.

“Regulation S” means Regulation S under the Securities Act and the rules promulgated by the Commission thereunder.

“Secretary’s Certificate” means a certificate, substantially in the form attached as Exhibit 6, signed by the secretary of Company.

“Shares” include the Preferred Shares and the Conversion Shares.

“Short Sale” means a “short sale” as defined in Rule 200 of Regulation SHO of the Exchange Act.

“Subsidiary” means any Person owned or controlled by the Company, or in which Company, directly or indirectly, owns a majority of the capital stock or similar interest that would be disclosable pursuant to Regulation S-K, Item 601(b)(21).

“Trading Day” means any day on which the Common Stock is traded on the Trading Market; provided that it will not include any day on which the Common Stock is (a) scheduled to trade for less than 5 hours, or (b) suspended from trading.

“Trading Market” has the meaning set forth in the Certificate of Designations.

“Transaction Documents” means this Agreement, the other agreements, certificates and documents referenced herein or the form of which is attached hereto, and the exhibits, schedules and appendices hereto and thereto.

“Transfer Agent Instructions” means a letter agreement executed by Company, its current transfer agent, and any successor transfer agent for the Common Stock, substantially in the form attached as Exhibit 3.

“U.S. Person” has the meaning set forth in Regulation S.

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Exhibit 2

Certificate of Designations

VISUALANT, INCORPORATED

CERTIFICATE OF DESIGNATIONS OF PREFERENCES, POWERS,

RIGHTS AND LIMITATIONS

OF

SERIES B REDEEMABLE CONVERTIBLE PREFERRED STOCK

The undersigned, Ronald P. Erickson and Mark E. Scott, here by certify that:

1.        The undersigned are the Chief Executive Officer and Chief Financial Officer, respectively, of Visualant, Incorporated, a Nevada corporation (the “Corporation”);

2.        The Corporation is authorized to issue 5,000,000 shares of preferred stock, $0.001 par value, of which 23,334 shares are designated as Series A, of which 23,334 are issued and outstanding; and

3.        The following resolutions were duly adopted by the Board of Directors:

WHEREAS, the Certificate of Incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, comprised of 5,000,000 shares, $0.001 par value per share (the “Preferred Stock”), issuable from time to time in one or more series;

WHEREAS, the Board of Directors of the Corporation is authorized to fix the dividend rights, dividend rate, powers, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of Preferred Stock and the number of shares constituting any Series and the designation thereof, of any of them;

WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid and as set forth in this Certificate of Designations of Preferences, Powers, Rights and Limitations of Series B Redeemable Convertible Preferred Stock, to designate the rights, preferences, restrictions and other matters relating to the Series B Redeemable Convertible Preferred Stock, which will consist of up to 5,000 shares of the Preferred Stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of Preferred Stock for cash, notes or exchange of other securities, rights or property and does hereby fix and determine the powers, rights, preferences, restrictions and other matters relating to such series of Preferred Stock as follows:

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I.        Terms of Preferred Stock.

A.        Designation and Amount.  A series of Preferred Stock is hereby designated as the Corporation’s Series B Redeemable Convertible Preferred Stock, par value of $0.001 per share (the “Series B Preferred Stock”), the number of shares of which so designated are 5,000 shares of Series B Preferred Stock; which Series B Preferred Stock will not be subject to increase without any consent of the holders of the Series B Preferred Stock (each a “Holder” and collectively, the “Holders”) that may be required by applicable law.

B.        Ranking and Voting.

1.        Ranking.  The Series B Preferred Stock will, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, rank: (a) senior to the Corporation’s Common Stock, $0.001 par value per share (“Common Stock”); (b) senior, pari passu or junior with respect to any other series of Preferred Stock, as set forth in the Certificate of Designations of Preferences, Powers, Rights and Limitations with respect to such Preferred Stock; and (c) junior to all existing and future indebtedness of the Corporation.  Without the prior written consent of the Holders of a majority of the outstanding shares of Series B Preferred Stock (voting separately as a single class), the Corporation may not issue any additional shares of Series B Preferred Stock, or any other Preferred Stock that is pari passu or senior to the Series B Preferred Stock with respect to any rights for a period of 1 year after the earlier of such date (i) a registration statement is effective and available for the resale of all Conversion Shares, or (ii) Securities Act Rule 144 is available for the immediate unrestricted resale of all Conversion Shares.

2.        Voting.  Except as required by applicable law or as set forth herein, the holders of shares of Series B Preferred Stock will have no right to vote on any matters, questions or proceedings of this Corporation including, without limitation, the election of directors except: (a) during a period where a dividend (or part of a dividend) is in arrears; (b) on a proposal to reduce the Company’s share capital; (c) on a resolution to approve the terms of a buy-back agreement; (d) on a proposal to wind up the Company; (e) on a proposal for the disposal of all or substantially all the Company’s property, business and undertaking; and (f) during the winding-up of the entity.

C.        Dividends.

1.        Commencing on the date of the issuance of any such shares of Series B Preferred Stock (each respectively an “Issuance Date”), each outstanding share of Series B Preferred Stock will accrue cumulative dividends (“Dividends”), at a rate equal to 7.0% per annum, subject to adjustment as provided in this Certificate of Designations (“Dividend Rate”), of the Face Value.  Dividends will be payable with respect to any shares of Series B Preferred Stock upon any of the following:  (a) upon redemption of such shares in accordance with Section I.F; (b) upon conversion of such shares in accordance with Section I.G; and (c) when, as and if otherwise declared by the board of directors of the Corporation.

2.        Dividends, as well as any applicable Conversion Premium payable hereunder, will be paid:  (a) in the Corporation’s sole and absolute discretion, immediately in

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cash; or (b) if Corporation notifies Holder it will not pay all or any portion in cash, or to the extent cash is not paid and received as soon as practicable, and in any event within 3 Trading Days after the Notice Time for any reason whatsoever, in shares of Common Stock valued at (i) if there has never been a Trigger Event, (A) 90.0% of the average of the 5 lowest individual daily volume weighted average prices of the Common Stock on the Trading Market during the applicable Measurement Period, which may be non-consecutive, less $0.05 per share of Common Stock, not to exceed (B) 100% of the lowest sales price on the last day of such Measurement Period less $0.05 per share of Common Stock (ii) following any Trigger Event, (A) 80.0% of the lowest daily volume weighted average price during any Measurement Period for any conversion by Holder, less $0.10 per share of Common Stock, not to exceed (B) 80.0% of the lowest sales price on the last day of any Measurement Period, less $0.10 per share of Common Stock.  In no event will the value of Common Stock pursuant to the foregoing be below the par value per share.  All amounts that are required or permitted to be paid in cash pursuant to this Certificate of Designations will be paid by wire transfer of immediately available funds to an account designated by Holder.

3.        So long as any shares of Series B Preferred Stock are outstanding, the Company will not repurchase shares of Common Stock other than as payment of the exercise or conversion price of a convertible security or payment of withholding tax, and no dividends or other distributions will be paid, declared or set apart with respect to any Common Stock, except for Purchase Rights.

D.        Protective Provision.

1.        So long as any shares of Series B Preferred Stock are outstanding, the Corporation will not, without the affirmative approval of the Holders of a majority of the shares of the Series B Preferred Stock then outstanding (voting separately as one class), (i) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock or alter or amend this Certificate of Designations, (ii) authorize or create any class of stock ranking as to distribution of dividends senior to the Series B Preferred Stock, (iii) amend its certificate of incorporation or other charter documents in breach of any of the provisions hereof, (iv) increase the authorized number of shares of Series B Preferred Stock or (v) enter into any agreement with respect to the foregoing.

2.        A “Deemed Liquidation Event” will mean: (a) a merger or consolidation in which the Corporation is a constituent party or a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of the surviving or resulting corporation or if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; (b) Corporation issues securities that are senior to the Series B Preferred Stock in any respect, (c) Holder does not receive the number of Conversion Shares stated in a Conversion Notice with 5 Trading Days of the Notice Time; (d) trading of the Common Stock is

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halted or suspended by the Trading Market or any U.S. governmental agency for 5 or more consecutive trading days; (e) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

3.        The Corporation will not have the power to close or effect a voluntary Deemed Liquidation Event unless the agreement or plan of merger or consolidation for such transaction provides that the consideration payable to the stockholders of the Corporation will be allocated among the holders of capital stock of the Corporation in accordance with Section I.E, and the required amount is paid to Holder prior to or upon closing, effectuation or occurrence of the Deemed Liquidation Event.

E.        Liquidation.

1.        Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of debts and other liabilities of the Corporation, pari passu with any distribution or payment made to the holders of Preferred Stock and Common Stock by reason of their ownership thereof, the Holders of Series B Preferred Stock will be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount with respect to each share of Series B Preferred Stock equal to $10,000.00 (“Face Value”), plus an amount equal to any accrued but unpaid Dividends thereon (collectively with the Face Value, the “Liquidation Value”).  If, upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the amounts payable with respect to the shares of Series B Preferred Stock are not paid in full, the holders of shares of Series B Preferred Stock will share equally and ratably with the holders of shares of Preferred Stock and Common Stock in any distribution of assets of the Corporation in proportion to the liquidation preference and an amount equal to all accumulated and unpaid Dividends, if any, to which each such holder is entitled.

2.        If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation will be insufficient to make payment in full to all Holders, then the assets distributable to the Holders will be distributed among the Holders at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

F.        Redemption.

1.        Corporation’s Redemption Option.  On the Dividend Maturity Date, the Corporation may redeem any or all shares of Series B Preferred Stock by paying Holder in cash an amount per share equal to 100% of the Liquidation Value for the shares redeemed.

2.        Early Redemption.  Prior to the Dividend Maturity Date, provided that no Trigger Event has occurred, the Corporation will have the right at any time upon 30 Trading Days’ prior written notice, in its sole and absolute discretion, to redeem all or any portion of the

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shares of Series B Preferred Stock then outstanding by paying Holder in cash an amount per share of Series B Preferred Stock (the “Early Redemption Price”) equal to the sum of the following:  (a) 100% of the Face Value, plus (b) the Conversion Premium, minus (c) any Dividends that have been paid, for each share of Series B Preferred Stock redeemed.

3.        Credit Risk Adjustment.

a.        The Dividend Rate will adjust downward by an amount equal to the Spread Adjustment for each amount, if any, equal to the Adjustment Factor that the Measuring Metric rises above the Maximum Triggering Level, down to a minimum of 0.0%.

b.        The Dividend Rate will adjust upward by an amount equal to the Spread Adjustment for each amount, if any, equal to the Adjustment Factor that the Measuring Metric falls below the Minimum Triggering Level, up to a maximum of 24.95%.  In addition, the Dividend Rate will adjust upward by 10.0% following the occurrence of any Trigger Event.

c.        The adjusted Dividend Rate used for calculation of the Liquidation Value, Conversion Premium, Early Redemption Price and Dividend, as applicable, and the amount of Dividends owed will be calculated and determined based upon the Measuring Metric at close of the Trading Market immediately prior to the Notice Time.

4.        Mandatory Redemption.  If the Corporation determines to liquidate, dissolve or wind-up its business and affairs, or upon closing or occurrence of any Deemed Liquidation Event, the Corporation will prior to or concurrently with the closing, effectuation or occurrence any such action, redeem the Series B Preferred Stock for cash, by wire transfer of immediately available funds to an account designated by Holder, at the Early Redemption Price set forth in Section I.F.2 if the event is prior to the Dividend Maturity Date, or at the Liquidation Value if the event is on or after the Dividend Maturity Date.

5.        Mechanics of Redemption.  In order to redeem any of the Holders’ Series B Preferred Stock then outstanding, the Corporation must deliver written notice (each, a “Redemption Notice”) to each Holder setting forth (a) the number of shares of Series B Preferred Stock that the Corporation is redeeming, (b) the applicable Dividend Rate, Liquidation Value and Early Redemption Price, and (c) the calculation of the amount paid.  Upon receipt of payment in cash, each Holder will promptly submit to the Corporation such Holder’s Series B Preferred Stock certificates.  In connection with a mandatory redemption, the notice will be delivered as soon as the number of shares can be determined, and in all other instances at least 30 Trading Days prior to payment.  For the avoidance of doubt, the delivery of a Redemption Notice shall not affect Holder’s rights under Section I.G until after receipt of cash payment by Holder.

G.        Conversion.

1.        Mechanics of Conversion.

a.        One or more shares of the Series B Preferred Stock may be converted, in part or in whole, into shares of Common Stock, at any time or times after the Issuance Date, in the sole and absolute discretion of Holder or, subject to the terms and conditions hereof, the Corporation; (i) if at the option of Holder, by delivery of one or more

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written notices to the Corporation or its transfer agent (each, a “Holder Conversion Notice”), of the Holder’s election to convert any or all of its Series B Preferred Stock; or (ii) if at the option of the Corporation, if the Equity Conditions are met, delivery of written notice to Holder (each, a “Corporation Conversion Notice,” with the Holder Conversion Notice, each a “Conversion Notice,” and with the Redemption Notice, each an “Initial Notice”), of the Corporation’s election to convert the Series B Preferred Stock.

b.        Each Delivery Notice will set forth the number of shares of Series B Preferred Stock being converted, the minimum number of Conversion Shares and the amount of Dividends and any applicable Conversion Premium due as of the time the Delivery Notice is given (the “Notice Time”), and the calculation thereof.

b.        If the Corporation notifies Holder by 10:00 a.m. Eastern time on the Trading Day after the Notice Time that it is paying all or any portion of Dividends or Conversion Premium, and actually pays in cash by the next Trading Day, time being of the essence, the full amount of Dividends and Conversion Premium stated in the Delivery Notice, no further amount will be due with respect thereto.

c.        As soon as practicable, and in any event within 1 Trading Day of the Notice Time, time being of the essence, the Corporation will do all of the following:  (i) transmit the Delivery Notice by facsimile or electronic mail to the Holder, and to the Corporation’s transfer agent (the “Transfer Agent”) with instructions to comply with the Delivery Notice; (ii) either (A) if the Corporation is approved through The Depository Trust Corporation (“DTC”), authorize and instruct the credit by the Transfer Agent the aggregate number of Conversion Shares set forth in the Delivery Notice, to Holder’s or its designee’s balance account with the DTC Fast Automated Securities Transfer (FAST) Program, through its Deposit/Withdrawal at Custodian (DWAC) system, or (B) only if the Corporation is not approved through DTC, issue and surrender to a common carrier for overnight delivery to the address as specified in the Delivery Notice a certificate bearing no restrictive legend, registered in the name of Holder or its designee, for the number of Conversion Shares to which Holder is then entitled, as set forth in the Delivery Notice; and (iii) if it contends that the Delivery Notice is in any way incorrect, a through explanation of why and its own calculation, or the Delivery Notice will conclusively be deemed correct for all purposes.  The Corporation will at all times diligently take or cause to be taken all actions reasonably necessary to cause the Conversion Shares to be issued as soon as practicable.

d.        If during the Measurement Period the Holder is entitled to receive additional Conversion Shares with regard to an Initial Notice, Holder may at any time deliver one or more additional written notices to the Corporation or its transfer agent (each, an “Additional Notice” and with the Initial Notice, each a “Delivery Notice”) setting forth the additional number of Conversion Shares to be delivered, and the calculation thereof.

e.        If the Corporation for any reason does not issue or cause to be issued to the Holder within 3 Trading Days after the date of a Delivery Notice, the number of Conversion Shares stated in the Delivery Notice, then, in addition to all other remedies available to the Holder, as liquidated damages and not as a penalty, the Corporation will pay in cash to the Holder on each day after such 3rd Trading Day that the issuance of such Conversion Shares is

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not timely effected an amount equal to 2% of the product of (i) the aggregate number of Conversion Shares not issued to the Holder on a timely basis and to which the Holder is entitled and (ii) the highest Closing Price of the Common Stock between the date on which the Corporation should have issued such shares to the Holder and the actual date of receipt of Conversion Shares by Holder.  It is intended that the foregoing will serve to reasonably compensate Holder for any delay in delivery of Conversion Shares, and not as punishment for any breach by the Corporation.  The Corporation acknowledges that the actual damages likely to result from delay in delivery are difficult to estimate and would be difficult for Holder to prove.

f.        Notwithstanding any other provision:  all of the requirements of Section I.F and this Section I.G are each independent covenants; the Corporation’s obligations to issue and deliver Conversion Shares upon any Delivery Notice are absolute, unconditional and irrevocable; any breach or alleged breach of any representation or agreement, or any violation or alleged violation of any law or regulation, by any party or any other person will not excuse full and timely performance of any of the Corporation’s obligations under these sections; and under no circumstances may the Corporation seek or obtain any temporary, interim or preliminary injunctive or equitable relief to prevent or interfere with any issuance of Conversion Shares to Holder.

g.        If for any reason whatsoever Holder does not timely receive the number of Conversion Shares stated in any Delivery Notice, Holder will be entitled to a compulsory remedy of immediate specific performance, temporary, interim and, preliminary and final injunctive relief requiring Corporation and its transfer agent, attorneys, officers and directors to immediately issue and deliver the number of Conversion Shares stated by Holder, which requirement will not be stayed for any reason, without the necessity of posting any bond, and which Corporation may not seek to stay or appeal.

h.        No fractional shares of Common Stock are to be issued upon conversion of Series B Preferred Stock, but rather the Corporation will issue to Holder scrip or warrants registered on the books of the Corporation (certificated or uncertificated) which will entitle Holder to receive a full share upon the surrender of such scrip or warrants aggregating a full share.  The Holder will not be required to deliver the original certificates for the Series B Preferred Stock in order to effect a conversion hereunder.  The Corporation will pay any and all taxes which may be payable with respect to the issuance and delivery of any Conversion Shares.

2.        Holder Conversion.  In the event of a conversion of any Series B Preferred Stock pursuant to a Holder Conversion Notice, the Corporation will (a) satisfy the payment of Dividends and Conversion Premium as provided in Section I.C.2, and (b) issue to the Holder of such Series B Preferred Stock a number of Conversion Shares equal to (i) the Face Value multiplied by (ii) the number of such Series B Preferred Stock subject to the Holder Conversion Notice divided by (iii) the applicable Conversion Price with respect to such Series B Preferred Stock; all in accordance with the procedures set forth in Section I.G.1.

3.        Corporation Conversion.  The Corporation will have the right to send the Holder a Corporation Conversion Notice at any time in its sole and absolute discretion, if the Equity Conditions are met as of the time such Corporation Conversion Notice is given.  Upon any conversion of any Series B Preferred Stock pursuant to a Corporation Conversion Notice, the

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Corporation will on the date of such notice (a) satisfy the payment of Dividends and Conversion Premium as provided in Section I.C.2, and (b) issue to the Holder of such Series B Preferred Stock a number of Conversion Shares equal to (i) the Face Value multiplied by (ii) the number of such Series B Preferred Stock subject to the Holder Conversion Notice divided by (iii) the applicable Conversion Price with respect to such Series B Preferred Stock; all in accordance with the procedures set forth in Section I.G.1.

4.        Stock Splits.  If the Corporation at any time on or after the filing of this Certificate of Designations subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the applicable Conversion Price, Adjustment Factor, Maximum Triggering Level, Minimum Triggering Level,  and other share based metrics in effect immediately prior to such subdivision will be proportionately reduced and the number of shares of Common Stock issuable will be proportionately increased.  If the Corporation at any time on or after such Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the applicable Conversion Price, Adjustment Factor, Maximum Triggering Level, Minimum Triggering Level, and other share based metrics in effect immediately prior to such combination will be proportionately increased and the number of Conversion Shares will be proportionately decreased.  Any adjustment under this Section will become effective at the close of business on the date the subdivision or combination becomes effective.

5.        Rights.  In addition to any adjustments pursuant to Section I.G.4, if at any time the Corporation grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which Holder could have acquired if Holder had held the number of shares of Common Stock acquirable upon conversion of all Preferred Stock held by Holder immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

6.        Notices.  The holders of shares of Series B Preferred Stock are entitled to the same rights as the holders of Common Stock with respect to rights to receive notices, reports and audited accounts from the Company and with respect to attending stockholder meetings.

7.        Definitions.  The following terms will have the following meanings:

a.        “Adjustment Factor” means $0.25 per share of Common Stock.

b.        “Closing Price” means, for any security as of any date, the last closing bid price for such security on the Trading Market, or, if the Trading Market begins to operate on an extended hours basis and does not designate the closing bid price, then the last bid price of such security prior to 4:00 p.m., Eastern time, or, if the Trading Market is not the principal securities exchange or trading market for such security, the last closing bid price of such security on the principal securities exchange or trading market where such security is listed

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or traded, or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security, or, if no closing bid price is reported for such security, the average of the bid prices of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).

c.        “Conversion Premium” for each share of Series B Preferred Stock means the Face Value, multiplied by the product of (i) the applicable Dividend Rate, and (ii) the number of whole years between the Issuance Date and the Dividend Maturity Date.

d.        “Conversion Price” means a price per share of Common Stock equal to $7.50 per share of Common Stock, subject to adjustment as otherwise provided herein.

e.        “Conversion Shares” means all shares of Common Stock that are required to be or may be issued upon conversion of Series B Preferred Stock.

f.        “Dividend Maturity Date” means the date that is 7 years after the Issuance Date.

g.        “Equity Conditions” means on each day during the Measurement Period, (i) the Common Stock is not under chill or freeze from DTC, the Common Stock is designated for trading on OTCQB or higher market and shall not have been suspended from trading on such market, and delisting or suspension by the Trading Market has not been threatened or pending, either in writing by such market or because Company has fallen below the then effective minimum listing maintenance requirements of such market; (ii) the Corporation has delivered Conversion Shares upon all conversions or redemptions of the Series B Preferred Stock in accordance with their terms to the Holder on a timely basis; (iii) the Corporation will have no knowledge of any fact that would cause both of the following (A) a registration statement not to be effective and available for the resale of all Conversion Shares, and (B) Section 3(a)(9) under the Securities Act of 1933, as amended, not to be available for the issuance of all Conversion Shares, or Securities Act Rule 144 not to be available for the resale of all the Conversion Shares underlying the Series B Preferred Stock without restriction; (iv) there has been a minimum of $5 million, or 10 times the Face Value of Preferred Share being converted, whichever is lower; in aggregate trading volume since the most recent Issuance Date; (v) all shares of Common Stock to which Holder is entitled have been timely received into Holder’s designated account in electronic form fully cleared for trading; (vi) the Corporation otherwise shall have been in compliance with and shall not have breached any provision, covenant, representation or warranty of any Transaction Document; (vii) the Measuring Metric is at least $1.00; and (viii) no Trigger Event shall have occurred.

h.        “Measurement Period” means the period beginning, if no Trigger Event has occurred 30 Trading Days, and if a Trigger Event has occurred 60 Trading Days, before the Notice Date, and ending, if no Trigger Event has occurred 30 Trading Days, and if a Trigger Event has occurred 60 Trading Days, after the number of Conversion Shares stated in the initial Notice have actually been received into Holder’s designated brokerage account in electronic form and fully cleared for trading; provided that for each day during the Measurement

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Period on which less than all of the conditions set forth in Section I.G.6.h exist, 1 Trading Day will be added to what otherwise would have been the end of the Measurement Period.

i.          “Measuring Metric” means the volume weighted average price of the Common Stock on any Trading Day following the Issuance Date of the Series B Preferred Stock.

j.          “Maximum Triggering Level” means $9.00 per share of Common Stock.

k.         “Minimum Triggering Level” means $6.00 per share of Common Stock.

l.          “Spread Adjustment” means 100 basis points.

m.       “Stock Purchase Agreement” means the Stock Purchase Agreement or other agreement pursuant to which any share of Series B Preferred Stock is issued, including all exhibits thereto and all related Transaction Documents as defined therein.

n.         “Trading Day” means any day on which the Common Stock is traded on the Trading Market.

o.         “Trading Market” means or whatever is at the applicable time, the principal U.S. trading exchange or market for the Common Stock.  All Trading Market data will be measured as provided by the appropriate function of the Bloomberg Professional service of Bloomberg Financial Markets or its successor performing similar functions.

7.        Issuance Limitation.  Notwithstanding any other provision, at no time may the Corporation issue shares of Common Stock to Holder which, when aggregated with all other shares of Common Stock then deemed beneficially owned by Holder, would result in Holder owning more than 4.99% of all Common Stock outstanding immediately after giving effect to such issuance, as determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder; provided, however, that Holder may increase such amount to 9.99% upon not less than 61 days’ prior notice to the Corporation.  No provision of this paragraph may be waived by Holder or the Corporation.

8.        Conversion at Maturity.  On the Dividend Maturity Date, all remaining outstanding Series B Preferred Stock will automatically be converted into shares of Common Stock.

H.        Trigger Event.

1.        Any occurrence of any one or more of the following shall constitute a “Trigger Event”:

(a)        Holder does not timely receive the number of Conversion Shares stated in any Conversion Notice for any reason whatsoever, time being of the essence, including

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without limitation the issuance of restricted shares if counsel for Corporation or Holder provides a legal opinion that shares may be issued without restrictive legend;

(b)       Any violation of or failure to timely perform any covenant or provision of this Certificate of Designations, the Stock Purchase Agreement, or any Transaction Document, related to payment of cash, registration or delivery of Conversion Shares, time being of the essence;

(c)        Any violation of or failure to perform any covenant or provision of this Certificate of Designations, the Stock Purchase Agreement, or any Transaction Document, which in the case of a default that is curable, is not related to payment of cash, registration or delivery of Conversion Shares, and has not occurred before, is not cured within 5 Trading Days of written notice thereof;

(d)        Any representation or warranty made in the Stock Purchase Agreement or any Transaction Document shall be untrue or incorrect in any respect as of the date when made or deemed made;

(e)        The occurrence of any default or event of default under any material agreement, lease, document or instrument to which the Corporation or any subsidiary is obligated, including without limitation of an aggregate of at least $100,000 of indebtedness;

(f)        While any Registration Statement is required to be maintained effective, the effectiveness of the Registration Statement lapses for any reason, including, without limitation, the issuance of a stop order, or the Registration Statement, or the prospectus contained therein, is unavailable to Holder sale of all Conversion Shares for any 5 or more Trading Days, which may be non-consecutive;

(g)       The suspension from trading or the failure of the Common Stock to be trading or listed on the Trading Market;

(h)       The Corporation notifies Holder, including without limitation, by way of public announcement or through any of its attorneys, agents or representatives, of its intention not to comply, as required, with a Conversion Notice at any time, including without limitation any objection or instruction to its transfer agent not to comply with any notice from Holder;

(i)        Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Corporation or any subsidiary and, if instituted against the Corporation or any subsidiary by a third party, an order for relief is entered or the proceedings are not dismissed within 30 days of their initiation;

(j)        The appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, or other similar official of the Corporation or any subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by the Corporation or any

- Exh 2 Page 11 -

Subsidiary in furtherance of any such action or the taking of any action by any person to commence a foreclosure sale or any other similar action under any applicable law;

(k)        A final judgment or judgments for the payment of money aggregating in excess of $100,000 are rendered against the Corporation or any of its subsidiaries and are not stayed or satisfied within 30 days of entry;

(l)        The Corporation does not for any reason timely comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, including without limitation timely filing when first due all periodic reports;

(m)      Any regulatory, administrative or enforcement proceeding is initiated against Corporation or any subsidiary (except to the extent an adverse determination would not have a material adverse effect on the Company’s business, properties, assets, financial condition or results of operations or prevent the performance by the Company of any material obligation under the Transaction Documents); or

(n)       Any material provision of this Certificate of Designations shall at any time for any reason, other than pursuant to the express terms thereof, cease to be valid and binding on or enforceable against the parties thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by the Corporation or any subsidiary or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or the Corporation or any subsidiary denies that it has any liability or obligation purported to be created under this Certificate of Designations.

2.        It is intended that all adjustments made following a Trigger Event will serve to reasonably compensate Holder for the consequences and increased risk following a Trigger Event, and not as a penalty or punishment for any breach by the Corporation.  The Corporation acknowledges that the actual damages likely to result from a Trigger Event are difficult to estimate and would be difficult for Holder to prove.

I.          Stock Register. The Corporation will keep at its principal office, or at the offices of the transfer agent, a register of the Series B Preferred Stock, which will be prima facie indicia of ownership of all outstanding shares of Series B Preferred Stock.  Upon the surrender of any certificate representing Series B Preferred Stock at such place, the Corporation, at the request of the record Holder of such certificate, will execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate.  Each such new certificate will be registered in such name and will represent such number of shares as is requested by the Holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate.

II.        Miscellaneous.

A.        Notices.  Any and all notices to the Corporation will be addressed to the Corporation’s Chief Executive Officer at the Corporation’s principal place of business on file with the Secretary of State of the State of Nevada.  Any and all notices or other communications

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or deliveries to be provided by the Corporation to any Holder hereunder will be in writing and delivered personally, by electronic mail or facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the electronic mail, facsimile telephone number or address of such Holder appearing on the books of the Corporation, or if no such electronic mail, facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder will be deemed given and effective on the earliest of (1) the date of transmission, if such notice or communication is delivered via facsimile or electronic mail prior to 5:30 p.m. Eastern time, (2) the date after the date of transmission, if such notice or communication is delivered via facsimile or electronic mail later than 5:30 p.m. but prior to 11:59 p.m. Eastern time on such date, (3) the second business day following the date of mailing, if sent by nationally recognized overnight courier service, or (4) upon actual receipt by the party to whom such notice is required to be given, regardless of how sent.

B.        Lost or Mutilated Preferred Stock Certificate.  Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered Holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series B Preferred Stock, and in the case of any such loss, theft or destruction upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the Holder is a financial institution or other institutional investor its own agreement will be satisfactory) or in the case of any such mutilation upon surrender of such certificate, the Corporation will, at its expense, execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

C.        Headings.  The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designations and will not be deemed to limit or affect any of the provisions hereof.

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RESOLVED, FURTHER, that the chairman, chief executive officer, chief financial officer, president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file a Designation of Preferences, Rights and Limitations of Series B Preferred Stock in accordance with the foregoing resolution and the provisions of Nevada law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 8th day of March 2016.

Signed:  /s/ Ronald P. Erickson

Name:  Ronald P. Erickson

Title:  Chief Executive Officer

Signed:  /s/ Mark E. Scott

Name:  Mark E. Scott

Title:  Chief Financial Officer

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Exhibit 3

Form of Transfer Agent Instructions

March 8, 2016

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

Re:        Visualant, Incorporated

Ladies and Gentlemen:

In accordance with the Stock Purchase Agreement  (“Agreement”), dated March 8, 2016, by and between Visualant, Incorporated, a Nevada corporation (“Company”), and ____________ (“Investor”), pursuant to which Company is required to reserve, issue and deliver up to 10,000,000 shares (“Shares”) of Company’s Common Stock (“Common Stock”) upon conversion of up to shares of the Series B Preferred Stock purchased by Investor, this will serve as our irrevocable, absolute and unconditional instruction, authorization and direction to you, whenever either Company or Investor delivers written instructions to you with a copy of a Delivery Notice in the form attached as Appendix I hereto, immediately issue the Shares requested by either Company or Investor.  Capitalized terms used herein without definition will have the respective meanings ascribed to them in the Agreement.

Upon your receipt of an instruction from either Company or Investor, you are to immediately process the instruction in accordance with your rush procedures, and use your commercially reasonable efforts to issue and deliver to Investor the number of Shares set forth in the Delivery Notice as soon as reasonably practicable, and in any event within 3 trading days after receipt of the instruction, either:  (a) only if you receive written notice that a registration statement is not effective and neither Company nor Investor provides an opinion of counsel to the effect that the Shares may be issued without restrictive legend, by delivering by overnight carrier to the address specified in the notice a physical certificate bearing a restrictive legend; (b) only if Company is not approved through DTC, and either Company or Investor provides an opinion of counsel to the effect that the Shares may be issued without restrictive legend, by delivering by overnight carrier to the address specified in the notice a physical certificate bearing no restrictive legend, by delivering by overnight carrier to the address specified in the notice a physical certificate bearing no restrictive legend; or (c) if Company is DTC eligible and either Company or Investor provides an opinion of counsel to the effect that the Shares may be issued without restrictive legend, by issuing pursuant to the DTC Fast Automated Securities Transfer (FAST) Program, crediting to Investor’s or its designee’s balance account with DTC through its Deposit Withdrawal At Custodian (DWAC) system, and notifying Investor to cause its bank or broker to initiate the transaction through the DWAC system.

Company hereby confirms that the Shares should not be subject to any stop-transfer restrictions and will otherwise be freely transferable on the books and records of Company, and if the Shares are certificated, the certificates will not bear any legend restricting transfer of the Shares represented thereby, if a legal opinion is provided as set forth in the preceding paragraph.

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Company hereby confirms that no instructions other than as contemplated herein will or may be given to you by Company with respect to the Shares.  Company may not instruct you to disregard any reserve or Delivery Notice and you may not do so.  You are to comply promptly with any Delivery Notice or share reservation notice received from Investor, notwithstanding any contrary instructions from Company.

Company will not replace you as Company’s transfer agent, until a reputable registered transfer agent has agreed in writing to serve as Company’s transfer agent and to be bound by all terms and conditions of this letter agreement.  In the event that you resign as Company’s transfer agent, Company will engage a suitable replacement reputable registered transfer agent that will agree to serve as transfer agent for Company and be bound by the terms and conditions of these irrevocable instructions as soon as practicable and in any event within 3 Trading Days.  You may not disclose any information, deliver any documents, or transfer any files to any successor transfer agent until after Investor acknowledges in writing that a suitable successor transfer agent has agreed in writing to be bound by the terms and conditions of these instructions.

Company must keep its bill current with you.  If Company is not current and is on suspension, Investor will have the right to pay Company’s outstanding bill, in order for you to act upon these instructions.  If the outstanding bill is not paid by Company or Investor, you have no obligation to act under instructions until your bill is paid.

Company and you hereby acknowledge and confirm that complying with the terms of these instructions does not and will not prohibit you from satisfying any and all fiduciary responsibilities and duties you may owe to Company.

Company will indemnify you and your officers, directors, principals, partners, advisors, attorneys, agents and representatives, and hold each of them harmless from and against any and all loss, cost, liability, damage, claim or expense (including the reasonable fees and disbursements of attorneys) incurred by or asserted against you or any of them arising out of or in connection with complying with any Delivery Notice or any other instruction from Investor, except that Company will not be liable hereunder for any amounts in respect of which it is finally determined by a court of competent jurisdiction to be due solely to your fraud, willful misconduct or gross negligence.  You are entitled to indemnity and will have no liability to Company in respect of any action taken in compliance with any Delivery Notice or instruction from Investor, notwithstanding any contrary instructions from Company.  Accordingly, you shall have no duty or obligation to confirm the accuracy of any calculations or information set forth in any Delivery Notice submitted by the Investor.

Investor is intended to be and is a third party beneficiary hereof, and no amendment or modification to the instructions set forth herein may be made without the prior written consent of Investor.  The above instructions cannot be revoked, cancelled or modified without prior written approval of Investor.

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The Board of Directors of Company has approved the foregoing irrevocable instructions and does hereby extend Company’s irrevocable agreement to indemnify your firm for all loss, liability or expense in carrying out the authority and direction herein contained on the terms herein set forth.  You have not previously received contrary instructions from Company or its agents, nor are you aware of any facts or circumstances that would make the transaction improper or illegal under applicable laws or regulations.

The terms of this letter shall be governed by the laws of the State of New York without regard to the conflicts of laws principles thereof, and any action arising out of or relating to these instructions by be filed in the U.S. District Court for the Southern District of New York.

IN WITNESS WHEREOF, the parties have caused this letter agreement regarding Transfer Agent Instructions to be duly executed and delivered as of the date first written above.

VISUALANT, INCORPORATED

By:  /s/ Ronald P. Erickson

Name:  Ronald P. Erickson

Title:  Chief Executive Officer

ACCEPTED AND AGREED:

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:  /s/ Michael A. Nespoli

Name:  Michael A. Nespoli

Title:  Executive Director

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Appendix I

Form of Delivery Notice

DELIVERY NOTICE

Reference is made to the Series B Preferred Stock (“Preferred Stock”) issued by Visualant, Incorporated, a Nevada corporation (“Company”) to the Investor named below pursuant to the Stock Purchase Agreement dated March 7, 2016.  In accordance with and pursuant to the Certificate of Designations for the Preferred Stock, Investor hereby converts the number of shares of Preferred Stock stated below into shares of Common Stock (“Common Stock”) of Company, as of the date and time first stated below.

Notice Time:  XX/XX/20XX, XX:XX x.m. Eastern time

Shares of Preferred Stock to be converted:  XX Shares ($10,000/share)

Conversion Price:  $7.50

Number of shares of Common Stock to be issued for Conversion:  XX,XXX

Relevant Dividend Rate:  X% based on VWAP of $X.XX on XX/XX/20XX

Conversion Premium:  $X,XXX.00

Conversion Premium amount paid in cash:  $0.00

Estimated lowest daily VWAP during Measurement Period, or lowest sales price on last day of Measurement Period:  $X.XX

Estimated Conversion Premium price per share:  $X.XX

Estimated number of shares of Common Stock to be issued for Conversion Premium:  XX,XXX

Estimated total shares of Common Stock to be issued:  XX,XXX

Prior Common Stock issuances related to this Delivery Notice:  0

Shares of Common Stock to be issued now, subject to 4.99% issuance limitation:  XX,XXX

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Please issue the Common Stock being converted via DWAC in the following name and to the following broker(s), and notify when Company’s transfer agent is ready for broker to initiate DWAC:

Shares:	XX,XXX

Issue to:	INVESTOR NAME

Broker:	BROKER NAME

Address:	BROKER ADDRESS

Account #:	XXX-XXX

DTC#	XXXX

Contact:	NAME AND TELEPHONE

Shares:	XX,XXX

Issue to:	INVESTOR NAME

Broker:	BROKER NAME

Address:	BROKER ADDRESS

Account #:	XXX-XXX

DTC#	XXXX

Contact:	NAME AND TELEPHONE

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Exhibit 4

Form of Legal Opinion

1.        The Company is a corporation validly existing and in good standing under the laws of the state of its incorporation.

2.        The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under the Transaction Documents, to sell and issue the Shares under the Purchase Agreement and to issue the Common Stock issuable upon conversion of the Shares pursuant to the Certificate of Designations (the “Conversion Shares”).

3.        The Shares have been duly authorized by the Company, and upon issuance and delivery against payment therefor in accordance with the terms of the Purchase Agreement, the Shares will be validly issued, fully paid and nonassessable.  The Conversion Shares issuable upon conversion of the Shares have been duly authorized and reserved for issuance, and upon issuance and delivery upon conversion thereof in accordance with the terms of the Certificate of Designations, will be validly issued, fully paid and nonassessable.  The rights, preferences and privileges of the Shares are as stated in the Certificate of Designation.  Such issuance of the Shares and the Conversion Shares will not be subject to any statutory or, to our knowledge, contractual preemptive rights of any stockholder of the Company.

4.        The execution, delivery and performance of the Transaction Documents have been duly authorized by all necessary corporate action on the part of the Company, and the Transaction Documents have been duly executed and delivered by the Company.

5.        Each Transaction Document constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors’ rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

6.        The execution and delivery of the Transaction Documents by the Company does not, and the Company’s performance of its obligations thereunder will not (a) violate the Certificate of Incorporation or the Bylaws, each as in effect on the date hereof, (b) violate in any material respect any federal or Nevada state law, rule or regulation, or judgment, order or decree of any state or federal court or governmental or administrative authority, in each case that, to our knowledge, is applicable to the Company or its properties or assets (except to the extent such violation would not have a material adverse effect on the Company’s business, properties, assets, financial condition or results of operations or prevent the performance by the Company of any material obligation under the Transaction Documents), or (b) to our knowledge, require the authorization, consent, approval of or other action of, notice to or filing or qualification with, any Nevada state or federal governmental authority, except (i) as have been, or will be prior to the Closing, duly obtained or made, (ii) any filings which may be required under applicable federal securities, state securities or blue sky laws and  (iii) the filing and effectiveness of the Registration Statement, except to the extent failure to be so obtained or made would not have a material adverse effect on the Company’s business, properties, assets, financial condition or results of operations or its ability to consummate the transactions contemplated under the Transaction Documents.

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7.        The Company is not, and immediately after the consummation of the transactions contemplated by the Transaction Documents will not be, an investment company within the meaning of Investment Company Act of 1940, as amended.

8.        To our knowledge, there is no claim, action, suit, proceeding, arbitration, investigation or inquiry, pending or threatened, before any court or governmental or administrative body or agency, or any private arbitration tribunal, against the Company that challenges the validity or enforceability of, or seeks to enjoin the performance of, the Transaction Documents.

9.        The Registration Statement filed with the Commission, which registers the sale of the Shares to Investor has become effective under the Securities Act, and we are not aware of any stop order suspending the effectiveness of the Registration Statement.

Subject to the foregoing, we confirm to you that, on the basis of the information we gained in the course of performing the services referred to above (the “Legal Services”), no facts have come to the attention of the Primary Lawyer Group (as hereinafter defined) which cause us to believe that the Registration Statement, at the effective time thereof or the Prospectus Supplement, as of its date or as of the date hereof, contained or contains any untrue statement of a material fact or omitted or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (in each case other than the financial statements and the related notes thereto, the financial statement schedules and the other financial, statistical, quantitative and accounting data included therein or which should be included therein, as to which we express no view).  “Primary Lawyer Group” means any lawyer in this firm who (i) signs this letter on behalf of the firm or (ii) actively renders Legal Services.  In connection with delivering this letter, the lawyers in the Primary Lawyer Group, with your consent, have not made any inquiry of other lawyers practicing law with this firm or any review of files maintained by this firm.]

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Exhibit 5

Form of Officer’s Certificate

VISUALANT, INCORPORATED

March 8, 2016

The undersigned hereby certifies that:

The undersigned is the duly appointed Chief Executive Officer of Visualant, Incorporated, a Nevada corporation (“Company”).

This Officer’s Certificate (“Certificate”) is being delivered to ____________________ (“Investor”), by Company, to fulfill the requirement under the Stock Purchase Agreement, dated March 8, 2016, between Investor and Company (“Agreement”).  Terms used and not defined in this Certificate have the meanings set forth in the Agreement.

The representations and warranties of Company set forth in the Agreement are true and correct in all material respects as if made on the above date (except for any representations and warranties that are expressly made as of a particular date, in which case such representations and warranties will be true and correct as of such particular date), and no default has occurred under the Agreement, or any other agreement with Investor or any Affiliate of Investor.

Company is not, and will not be as a result of the Closing, in default of the Agreement, any other agreement with Investor or any Affiliate of Investor.

All of the conditions to the Closing required to be satisfied by Company prior to the Closing have been satisfied in their entirety.

IN WITNESS WHEREOF, the undersigned has executed this Officer’s Certificate as of the date set forth above.

Signed:  /s/ Ronald P. Erickson

Name:  Ronald P. Erickson

Title:  Chief Executive Officer

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Exhibit 6

Form of Secretary’s Certificate

March 8, 2016

The undersigned hereby certifies that:

The undersigned is the duly appointed Secretary of Visualant, Incorporated, a Nevada corporation (the “Company”).

This Secretary’s Certificate (“Certificate”) is being delivered to ____________________ (“Investor”), by Company, to fulfill the requirement under the Stock Purchase Agreement, dated March 8, 2016, between Investor and Company (“Agreement”).  Terms used and not defined in this Certificate have the meanings set forth in the Agreement.

Attached hereto as Exhibit “A” is a true, correct and complete copy of the Certificate of Incorporation of Company, as in effect on the Effective Date.

Attached hereto as Exhibit “B” is a true, correct and complete copy of the Bylaws of Company, as in effect on the Effective Date.

Attached hereto as Exhibit “C” is a true, correct and complete copy of the resolutions of the Board of Directors of Company authorizing the Agreement, the Transaction Documents, and the transactions contemplated thereby.  Such resolutions have not been amended or rescinded and remain in full force and effect as of the date hereof.

IN WITNESS WHEREOF, the undersigned has executed this Secretary’s Certificate as of the date set forth above.

Signed:  /s/ Mark E. Scott

Name:  Mark E. Scott

Title:  Secretary

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Exhibit 7

Form of Note

PROMISSORY NOTE

$1,995,000.00	Date: March 8, 2016

FOR VALUE RECEIVED, the borrower whose name appears on the signature page hereto (“Borrower”), promises to pay to the order of Visualant, Incorporated, a Nevada corporation (“Lender”), the principal sum of US $1,995,000.00, together with interest thereon, as follows:

1.        Agreement.  This Promissory Note (“Note”), is issued by Borrower as partial consideration, along with concurrent payment of $5,000.00 in cash by wire transfer of immediately available funds, for the issuance by Lender of 204 shares of Series B Preferred Stock (“Preferred Shares”) of Lender pursuant to that certain Stock Purchase Agreement (“Agreement”) of even date herewith.  Capitalized terms not otherwise defined herein will have the meanings defined in the Agreement and Transaction Documents.

2.        Interest.  The principal balance outstanding from time to time under this Note will bear interest from and after the date hereof at the rate of 1.0% per annum.  Interest will be calculated on a simple interest basis and the number of days elapsed during the period for which interest is being calculated.  Payments of interest will be due in arrears and the amount of interest not paid will be added to the principal balance of this Note and such amount will thereafter accrue interest at the rate set forth above.

3.        Payments.  If not sooner paid, the unpaid principal balance, interest thereon and any other charges due and payable under this Note will be due and payable at a rate of $500,000.00 per calendar month starting one month from the date of this Note; provided, however, that, notwithstanding the foregoing or any other provision, Borrower’s payment obligation will be tolled and no payments will be due during any period of time that all Equity Conditions are not met.  As soon as all Equity Conditions are met, payments will resume and continue from that point forward.  The outside maturity date for all principal and interest due under this Note will be the Trading Day immediately preceding the Dividend Maturity Date under the Certificate of Designations.  Borrower will have the right to prepay all or any part of the principal balance of this Note at any time without penalty or premium.  All payments on this Note will be first applied to interest, then to reduce the outstanding principal balance hereof.

4.        Full Recourse Note.  This is a full recourse promissory note.  Accordingly, notwithstanding that Borrower’s obligations under this Note are secured by the Collateral, in the event of a Default hereunder, Lender will have full recourse to the Collateral and all the other assets of Borrower.  Moreover, Lender will not be required to proceed against or exhaust any

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Collateral, or to pursue any Collateral in any particular order, before Lender pursues any other remedies against Borrower or against any of Borrower’s assets.

5.        Security.

a.        Pledge.  As security for the due and prompt payment and performance of all payment obligations under this Note and any modifications, replacements and extensions hereof (collectively, “Secured Obligations”), Borrower hereby pledges and grants an equitable charge and security interest to Lender in all of Borrower’s right, title, and interest in and to all of the following, now owned or hereafter acquired or arising, with the value of securities securing the Note on the date of issuance to be at least equal to the amount of the Note (together, the “Collateral”):

i.          All Class B Preferred Shares legally or beneficially owned by Borrower;

ii.         Freely tradable shares of common stock or ordinary shares, shares of preferred stock or preference shares, bonds, notes and debentures (collectively with the Preferred Shares, the “Pledged Securities”), which Pledged Securities will have a fair market value on the date hereof, based upon the trading price of such securities at least equal to the principal amount of this Note; and

iii.        all rights of Borrower with respect to or arising out of the Pledged Securities and all equity and debt securities and other property distributed or distributable with respect thereto as a result of merger, consolidation, dissolution, reorganization, recapitalization, stock split, stock dividend, reclassification, exchange, redemption, or other change in capital structure.

b.        Substitute Securities.  So long as any Secured Obligations remain outstanding, in the event that Borrower sells or disposes of any Pledged Securities, Borrower will promptly provide substitute securities of equal or greater value to such Pledged Securities or cash or cash equivalents or any combination thereof.

c.        Rights With Respect to Distributions.  So long as no Default will have occurred and be continuing under this Note, Borrower will be entitled to receive any and all dividends and distributions made with respect to the Pledged Securities and any other Collateral.  However, upon the occurrence and during the continuance of any Default, Lender will have the right (unless otherwise agreed in writing by Lender in its sole discretion) to receive and retain dividends and distributions and apply them to the outstanding balance of this Note or hold them as Collateral, at Lender’s election.

d.        Financing Statement; Further Assurances.  Borrower agrees, concurrently with executing this Note, that Lender may file a UCC-1 financing statement relating to the Collateral in favor of Lender, and any similar financing statements in any jurisdiction in which Lender reasonably determines such filing to be necessary.  Borrower further agrees that following and during the continuance of any Default, Borrower will if requested by Lender promptly:  (i) execute and deliver all further instruments and documents reasonably necessary in order to perfect and protect the equitable charge and security interest granted hereby, or to enable

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Lender to exercise and enforce its rights and remedies with respect to any Collateral, (ii) deliver the Collateral, including original certificates or other instruments representing the Pledged Securities and stock powers endorsed in blank, to Lender to hold as secured party, and (iii) execute a securities account control agreement with respect to the Collateral.

e.        Powers of Lender.  Borrower hereby appoints Lender as Borrower’s true and lawful attorney-in-fact to perform any and all of the following acts, which power is coupled with an interest, is irrevocable until the Secured Obligations are paid and performed in full, and may be exercised from time to time by Lender:  to take any action and to execute any instrument reasonably necessary to accomplish the purposes of this Section 4, including without limitation:  (i) to exercise then existing rights with respect to Collateral, when and to the extent permitted by this Note, (ii) following and during the continuance of any Payment Default hereunder, to receive, endorse and collect all instruments or other forms of payment made payable to Borrower representing the Collateral or any dividend, interest payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same, when and to the extent permitted by this Note, (iii) to perform or cause the performance of any obligation of Borrower hereunder in Borrower’s name or otherwise, (iv) following and during the continuance of any Payment Default hereunder, to liquidate any Collateral pledged to Lender hereunder and to apply proceeds thereof to the payment of the Secured Obligations or to place such proceeds into a cash collateral account, or to transfer the Collateral into the name of Lender, (v)  to enter into any extension, reorganization or other agreement relating to or affecting the Collateral, and, in connection therewith, to deposit or surrender control of the Collateral, (vi) to accept other property in exchange for the Collateral, (vii) to make any compromise or settlement Lender deems desirable or proper, and (viii) to execute on Borrower’s behalf and in Borrower’s name any documents required in order to give Lender a continuing perfected first lien upon the Collateral or any part thereof.

6.        Offset Right.  In connection with a complete redemption of all Class B Preference Shares by Lender in accordance with the Certificate of Designations, Lender may offset the then outstanding balance of this Note against any amounts otherwise due in cash to Borrower in connection with the redemption.

7.        Additional Terms.

a.        No Waiver.  The acceptance by Lender of payment of a portion of any installment when due or an entire installment but after it is due will neither cure nor excuse the Default caused by the failure of Borrower timely to pay the whole of such installment and will not constitute a waiver of Lender’s right to require full payment when due of any future or succeeding installments.

b.        Default.  The occurrence and continuance of any one or more of the following will constitute a “Default” under this Note:  (i) an uncured material default in the payment when due of any amount hereunder (“Payment Default”), (ii) Borrower’s refusal or failure to perform any material term, provision or covenant as required under this Note, (iii) any liquidation, receivership, bankruptcy, assignment for the benefit of creditors or other debtor-relief proceeding by or against Borrower, or (iv) the levying of any attachment, execution or other process against any material portion of the Collateral.

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c.        Default Rights.

i.          Following and during the continuance of any Payment Default Lender may, at its election, declare the entire balance of principal and interest under this Note immediately due and payable.  A delay by Lender in exercising any right of acceleration will not constitute a waiver of the Default or the right of acceleration or any other right or remedy for such Default.  The failure by Lender to exercise any right of acceleration will not constitute a waiver of the right of acceleration or any other right or remedy with respect to any other Default, whenever occurring.

ii.         Further, following and during the continuance of any Default, Lender will have any and all of the rights and remedies to which a secured party is entitled after any default under any applicable Uniform Commercial Code, as then in effect.  In addition to Lender’s other rights and remedies, following and during the continuance of any Payment Default, Lender may in its sole discretion do or cause to be done any one or more of the following:

(a)        Proceed to realize upon the Collateral or any portion thereof as provided by law, and without liability for any diminution in price which may have occurred, sell the Collateral or any part thereof, in such manner, whether at any public or private sale, and whether in one lot as an entirety, or in separate portions, and for such price and other terms and conditions as is commercially reasonable given the nature of the Collateral;

(b)        If notice to Borrower is required, give written notice to Borrower at least ten days before the date of sale of the Collateral or any portion thereof;

(c)        Transfer all or any part of the Collateral into Lender’s name or in the name of its nominee or nominees; or

(d)        Vote all or any part of the Collateral (whether or not transferred into the name of Lender) and give all consents, waivers and ratifications in respect of the Collateral and otherwise act with respect thereto, as though Lender were the outright owner thereof.

iii.        Borrower acknowledges that all or part of foreclosure of the Collateral may be restricted by state or federal securities laws, Lender may be unable to effect a public sale of all or part of the Collateral, that a public sale is or may be impractical and inappropriate and that, in the event of such restrictions, Lender thus may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to its distribution or resale.  If reasonably necessary Lender may resort to one or more sales to a single purchaser or a restricted or limited group of purchasers.  Lender will not be obligated to make any sale or other disposition, unless the terms thereof will be satisfactory to it.

iv.        If, in the opinion of Lender based upon written advice of counsel, any consent, approval or authorization of any federal, state or other governmental agency or authority should be necessary to effectuate any sale or other disposition of any Collateral, Borrower will execute all such applications and other instruments as may reasonably be required

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in connection with securing any such consent, approval or authorization, and will otherwise use its commercially reasonable best efforts to secure the same.

d.        The rights, privileges, powers and remedies of Lender will be cumulative, and no single or partial exercise of any of them will preclude the further or other exercise of any of them.  Any waiver, permit, consent or approval of any kind by Lender of any Default hereunder, or any such waiver of any provisions or conditions hereof, must be in writing and will be effective only to the extent set forth in writing.  Any proceeds of any disposition of the Collateral, or any part thereof, may be applied by Lender to the payment of expenses incurred by Lender in connection with the foregoing, and the balance of such proceeds will be applied by Lender toward the payment of the Secured Obligations.

8.        Organization; Authority.  Borrower represents and warrants to Lender that it is an entity validly existing and in good standing under the laws of the jurisdiction of its organization with full right, company power and authority to enter into and to consummate the transactions contemplated by this Note and otherwise to carry out its obligations hereunder.  The execution, delivery and performance by Borrower of the transactions contemplated by this Note have been duly authorized by all necessary company or similar action on the part of Borrower.  This Note has been duly executed by Borrower, and when delivered by Borrower in accordance with the terms hereof, will constitute the valid and legally binding obligation of Borrower, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law

9.        General Terms.

a.        No Oral Waivers or Modifications.  No provision of this Note may be waived or modified orally, but only in a writing signed by Lender and Borrower.

b.        Attorney Fees.  The prevailing party in any action by Lender to collect any amounts due under this Note will be entitled to recover its reasonable attorney fees and costs.

c.        Governing Law.  This Note has been executed and delivered in, and is to be construed, enforced, and governed according to the internal laws of, the Cayman Islands without regard to its principles of conflict of laws that would require or permit the application of the laws of any other jurisdiction.

d.        Severability.  Whenever possible, each provision of this Note will be interpreted in such manner as to be effective and valid under applicable law.  However, if any provision of this Note will be held to be prohibited by or invalid under applicable law, it will be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of that provision or the other provisions of this Note.

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e.        Entire Agreement.  This Note contains the entire promise to pay by Borrower and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

Lender:

VISUALANT, INCORPORATED

By:  /s/ Ronald P. Erickson

Name:  Ronald P. Erickson

Title:  Chief Executive Officer

Borrower:

______________________________

By:  __________________________

Name:  ________________________

Title:  _________________________

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